MDI Completes Acquisition of International Construction Risk Management
Firm FAS Construction Management, Inc.

Combined Company to Deliver Nationwide Risk Assessments and Systems Consulting for its LearnSafe™ Initiative

SAN ANTONIO, Texas –October 22, 2007 - MDI, Inc. (NASDAQ: MDII), the leading provider of total school safety and security management solutions for the educational industry, today announced the completion on October 19, 2007 of its previously announced acquisition of FAS Construction Management, Inc. (FAS), a premier contractor and construction management firm. MDI will immediately begin executing the planned integration of the two companies' operations and networks. MDI expects the acquisition and the subsequent integration to be earnings positive in 2007.

As announced on October 9, 2007, the combined companies will be headquartered in the MDI building located at 10226 San Pedro Avenue, San Antonio, TX, and will maintain their current employee base at this location. FAS will operate as a wholly owned subsidiary of MDI.  MDI President and CEO, J. Collier Sparks, will remain the CEO and President of the combined company and William Wurzbach will remain the President of FAS and become part of the key executive management of the combined entity. Under the terms of the transaction, FAS shareholders will receive 5,000,000 shares of MDI.

"The acquisition of FAS not only makes a significant positive impact to our revenues and profitability, but also diversifies our product line to put us squarely into the new building construction market. Today, we significantly increased the depth and breadth of our sales coverage in the commercial and school markets. This acquisition is consistent with MDI's previously announced commitment to a strategy of growing revenues while increasing profitability and diversifying its channels of distribution and products”, said Collier Sparks, CEO and President of MDI.

In connection with the acquisition, and as an inducement to FAS employees to join the Company, the Company awarded employment inducement stock options in accordance with NASDAQ Marketplace Rule 4350 to eleven newly hired FAS employees who are not executive officers of the Company. The inducement stock options cover an aggregate of 644,000 shares of common stock and are classified as non-qualified stock options with an exercise price equal to the fair market value of MDI's common stock at the close of the trading day on the grant date. These stock options were approved by the Compensation Committee of MDI' Board of Directors. The options have a five-year term and will vest over two years with 1/8 of the total number of shares granted to vest quarterly beginning January 1, 2008 and an additional 1/8 to vest on the first day of each quarter thereafter. All shares not exercised within that time will be forfeited. In accordance with NASDAQ rules, these grants of stock options were made under a stock option plan without stockholder approval. NASDAQ rules require public announcement of option grants made under this type of plan.

About FAS Construction Management, Inc.

Established in 1995, FAS is a leader in construction consulting and risk management.    The company delivers financial integrity and proactive problem solving to the construction process. Services provided by FAS have no borders or boundaries.  FAS assists owners, lenders and contractors with the management of construction projects throughout the United States, Mexico, Canada, Caribbean and South America. Some of the many benefits to utilizing FAS include:

*           Nationwide coverage in the United States, Mexico and Canada;
*           Single point of contact for the customer
*           Standardized and timely project reporting
*           Web based delivery system allowing for a central data repository
*	Experienced professionals in construction, engineering, architecture, real estate, accounting and information technology.

For more information about FAS Construction Management, or to contact an FAS representative, please visit www.fascompanies.com or email saleshelp@fascompanies.com.

About MDI, Inc.

MDI (NASDAQ: MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are unified by ONE Technology.  ONE Technology unifies security point products, systems and subsystems into a common management platform.  Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world’s most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. The company has received numerous industry awards for their security technology including Frost & Sullivan’s Security System Technology Leadership Award and the Security Industry Association’s Best Integrated Product Award for 2006.  For more information on MDI or its diversified line of products and professional services, please visit www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

All product and company names mentioned herein may be the trademarks of their respective owners.

MDI Investor Relations Contact:
Richard A. Larsen
MDI, Incorporated
Richard.Larsen@mdisecure.com
(210) 582.2664

MDI Media Contact:
Michael M. Garcia
MDI, Incorporated
Mike.Garcia@mdisecure.com
(210) 477.5400